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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

    Kanders                           Warren                 B.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Kanders & Company, Inc.
     Two Soundview Drive
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                                    (Street)

   Greenwich                           CT                    06830
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 13, 2001

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     --

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Langer Biomechanics Group, Inc. (GAIT)

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
              (check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instruction 4)                       (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share       667,381                  I                  By Langer Partners, LLC (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  See  Instruction
     5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7/96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                      3. Title and Amount of                     5. Ownership
                                                         Securities Underlying                      Form of
                            2. Date Exercisable          Derivative Security                        Derivative
                               and Expiration Date       (Instr. 4)                4. Conver-       Security:
                               (Month/Day/Year)       --------------------------      sion or       Direct        6. Nature of
                            ----------------------                     Amount or      Exercise      (D) or           Indirect
                             Date         Expira-                      Number         Price of      Indirect         Beneficial
1. Title of Derivative       Exer-        tion                         of             Derivative    (I)              Ownership
   Security (Instr. 4)       cisable      Date        Title            Shares         Security      (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy) (2)         8/2/01       Common Stock      824,475        $1.525(3)        I          By Langer
                                                                                                                   Partners LLC (1)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy) (2)         2/3/11       Common Stock      100,000        $1.525           I          By Kanders &
                                                                                                                   Company, Inc. (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

(1) The reporting person is the sole shareholder of Kanders & Company, Inc. and the sole voting member and sole manager of Langer Partners, LLC. This filing shall not be deemed an admission that the reporting person is, for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise beneficial owner of any securities covered by this statement.

(2)   Presently exercisable.

(3)   Increase to $1.550 on May 15,  2001,  to $1.575 on June 14,  2001,  and to
      $1.60 on July 14, 2001.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  See  Instruction
     5(b)(v).

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Pontential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.



   /s/ Warren B. Kanders                                         2/22/01
-----------------------------------------------          -----------------------
  **Signature of the Reporting Person                            Date


                                                                          (Over)
                                                                 SEC 1473 (7/96)